EXHIBIT 10.6

EXECUTION VERSION

ADVA DOMESTIC COLLATERAL AGREEMENT

dated as of June 4, 2024

by and among

ADVA NA HOLDINGS, INC., and

ADTRAN NETWORKS NORTH AMERICA INC.,

each as a U.S. Grantor,

and

ADTRAN NETWORKS SE.,

as a Non-U.S. Grantor,

in favor of

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

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Table of Contents (continued)

ii

SCHEDULES:

Schedule 3.3	Exact Legal Name; Jurisdiction of Organization; Taxpayer Identification Number; Registered Organization Number; Chief Executive Office and other Locations
Schedule 3.5	Chattel Paper
Schedule 3.6	Commercial Tort Claims
Schedule 3.7	Deposit Accounts and Securities Accounts
Schedule 3.8	Intellectual Property
Schedule 3.10	Investment Property and Partnership/LLC Interests
Schedule 3.11	Instruments

iii

ADVA DOMESTIC COLLATERAL AGREEMENT (this “Agreement”), dated as of June 4, 2024 (the “Effective Date”), by and among ADVA NA HOLDINGS, INC., a Delaware corporation (“ADVA NA”), ADTRAN NETWORKS NORTH AMERICA INC., a Delaware corporation (“Adtran North America” and, together with ADVA NA, the “U.S. Grantors”) and ADTRAN NETWORKS SE, a European stock corporation incorporated under the law of the European Union and Germany (the “Non-U.S. Grantor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”) for the benefit of the Secured Parties.

STATEMENT OF PURPOSE

Pursuant to the terms of that certain Fourth Amendment to Credit Agreement, dated as of the date hereof (the “Fourth Amendment”), by and among ADTRAN, INC., a Delaware corporation (the “US Borrower”), ADTRAN NETWORKS SE, a European stock corporation incorporated under the law of the European Union and Germany (the “German Borrower”, and together with the US Borrower, the “Borrowers”), ADTRAN HOLDINGS, INC., a Delaware corporation (“Holdings”), the Lenders party thereto and the Administrative Agent, which amends that certain Credit Agreement dated as of July 18, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, including by the Fourth Amendment, the “Credit Agreement”), by and among the Borrowers, the Lenders and the Administrative Agent, the Lenders have agreed to make Extensions of Credit to the Borrowers upon the terms and subject to the conditions set forth therein.

Pursuant to the terms of that certain ADVA Guaranty Agreement of even date herewith, the U.S. Grantors and certain other Subsidiaries of the German Borrower have guaranteed the payment and performance of the ADVA Obligations.

It is a condition precedent to the obligation of the Lenders to enter into the Fourth Amendment and make their respective Extensions of Credit to the German Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent, for the benefit of the Secured Parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and to induce the Administrative Agent and the Lenders to enter into the Fourth Amendment and to induce the Lenders to make their respective Extensions of Credit to the German Borrower under the Credit Agreement, each Grantor hereby agrees with the Administrative Agent, for the benefit of the Secured Parties, as follows:

ARTICLE I

DEFINED TERMS

SECTION 1.1 Terms Defined in the Uniform Commercial Code.

(a) Terms defined in the UCC and not otherwise defined herein or in the Credit Agreement shall have the meaning assigned in the UCC as in effect from time to time.

(b) If any term used herein has a meaning assigned to it in the UCC and such term is defined in Article 9 of the UCC differently than how such term is defined in another Article of the UCC such term shall have the meaning assigned thereto in Article 9 of the UCC.

SECTION 1.2 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Administrative Agent” has the meaning assigned thereto in the Preamble to this Agreement.

“Agreement” has the meaning assigned thereto in the Preamble to this Agreement.

“Borrowers” has the meaning assigned thereto in the Statement of Purpose to this Agreement.

“Collateral” means, collectively, the U.S. Grantor Collateral and the Non-U.S. Grantor Collateral (but for the avoidance of doubt, excluding any Excluded Assets).

“Collateral Account” has the meaning assigned thereto in Section 5.2.

“Control” means the manner in which “control” is achieved under the UCC with respect to any Collateral for which the UCC specifies a method of achieving “control”.

“Controlled Depositary” has the meaning assigned thereto in Section 4.6(a).

“Controlled Intermediary” has the meaning assigned thereto in Section 4.6(b).

“Copyright License” means any written agreement now or hereafter in existence naming any U.S. Grantor as licensor or licensee, including, without limitation, those listed in Schedule 3.8, granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights” means, collectively, all of the following of any U.S. Grantor: (a) all copyrights, works protectable by copyright, copyright registrations and copyright applications anywhere in the world, including, without limitation, those listed on Schedule 3.8 hereto, (b) all reissues, extensions, continuations (in whole or in part) and renewals of any of the foregoing, (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present and future infringements of any of the foregoing, (d) the right to sue for past, present and future infringements of any of the foregoing and (e) all rights corresponding to any of the foregoing throughout the world.

“Credit Agreement” has the meaning assigned thereto in the Statement of Purpose to this Agreement.

“Deposit Account Control Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Deposit Account included as Collateral (other than any Excluded Deposit Account).

“Effective Endorsement and Assignment” means, with respect to any specific type of Collateral, all such endorsements, assignments and other instruments of transfer reasonably requested by the Administrative Agent with respect to the Security Interest granted in such Collateral, and in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Excluded Assets” means, with respect to any Grantor, the following:

(a) any real property owned by such Grantor;

(b) any leasehold interests in real property leased by such Grantor;

(c) any contract, lease, license or agreement to which such Grantor is a party or any property that is subject to a purchase money Lien or a Capital Lease Obligation permitted under the Loan Documents (any of the foregoing, an “arrangement”), in each case, to the extent that the creation of a Lien on such assets would, under the express terms of such arrangement pursuant to which such Lien is granted (or the document or other arrangement providing for such Capital Lease Obligation) and such arrangement was not entered into in contemplation of this Agreement and the other Loan Documents, result in (i) a breach of the terms of, or constitute a default under, such arrangement, (ii) the abandonment, invalidation or unenforceability of any material right, title or interest of such Grantor therein, (iii) require the consent of a Person other than any Credit Party, its Subsidiaries or any Affiliate thereof which has not been obtained or (iv) create a right of termination in favor of any other party thereto (other than the Credit Parties and their respective Subsidiaries) (in each case, other than to the extent that any such term has been waived or would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other Applicable Law);

(d) any property or asset of such Grantor, to the extent the granting of a Lien therein is prohibited by Applicable Law or would require the consent of any Person, other than any Credit Party, its Subsidiaries or any Affiliate thereof, which has not been obtained (other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other Applicable Law);

(e) any United States federal “intent to use” trademark applications to the extent that, and solely during the period that, the grant of a security interest therein would impair the validity or enforceability or render void or result in the cancellation of, any registration issued as a result of such “intent to use” trademark application under Applicable Law; provided that upon the submission and acceptance by the PTO of an amendment to allege or a verified statement of use pursuant to 15 U.S.C. Section 1060, such

“intent to use” trademark application shall cease to constitute Excluded Assets;

(f) any Equity Interests of each CFC and CFC Holdco in excess of 65% (or such greater percentage as would not result in material adverse U.S. federal income tax consequences for the US Borrower) of the outstanding voting Equity Interests and 100% of the non-voting Equity Interests of each such CFC or CFC Holdco, as applicable;

(g) Vehicles, airplanes or other assets that are subject to certificates of title, except to the extent perfection of a security interest therein may be accomplished by filing of financing statements;

(h) any obligation or property of any kind due from, owed by or belonging to any Sanctioned Person;

(i) any margin stock (as such term is defined or used, directly or indirectly, in Regulation U of the FRB);

(j) any Deposit Accounts described in clauses (a), (b) and (d) of the definition of “Excluded Deposit Account”;

(k) any Securities Account described in clause (a) of the definition of “Excluded Securities Account”; and

(l) any assets of such Grantor where the Administrative Agent and a Borrower determine that the cost of obtaining or perfecting a Lien in such assets is excessive in relation to the value afforded thereby.

Notwithstanding the foregoing, (x) Excluded Assets shall not include the Proceeds, products, substitutions or replacements of any Excluded Assets (except to the extent that such Proceeds, products, substitutions or replacements shall themselves constitute Excluded Assets) and (y) in the event that any limitation, restriction or exclusion under clauses (a) through (j) above cease to exist (or any required consent shall have been obtained), then such Excluded Assets shall immediately and automatically be deemed at all times thereafter constitute Collateral without any further action hereunder.

“Excluded Deposit Account” means, collectively, (a) Deposit Accounts established solely for the purpose of funding payroll, payroll taxes, other compensation and wage and benefit programs to employees (including accounts that hold amounts required to be paid in connection with workers compensation claims, unemployment insurance, social security benefits and other similar forms of governmental insurance benefits) or taxes, (b) Deposit Accounts established as trust, escrow or fiduciary accounts, (c) each Deposit Account that is a zero balance accounts to the extent that such Deposit Account sweeps into a Deposit Account that is not an Excluded Deposit Account, (d) Deposit Accounts subject to cash pooling arrangements entered into and managed by Holdings and its Subsidiaries in the ordinary course of business and consistent with past practices to the extent that to the extent the grant of a Lien in such account under this Agreement would be prohibited by, would require consent or approval of a third party with respect to any such cash pooling arrangement, (e) unless the Administrative Agent has requested (in writing) that the applicable Grantor take applicable non-U.S. perfection steps with respect to any such Deposit Account, each Deposit Account located outside of the United States and (f) Deposit Accounts with a balance as of the last day of the most recently ended month (the “Month-End Balance”) that, when aggregated with (x) the Month-End Balance in all other Deposit Accounts for which Deposit Account Control Agreements have not been obtained (other than those specified in clauses (a) through (e) and any Deposit Accounts held with the Administrative Agent) and (y) the Month-End Balance of investments held in Excluded Securities Accounts under clause (c)(x) of the definition thereof for which Securities Account Control Agreements have not been obtained, does not exceed $1,000,000.

“Excluded Perfection Action” means, collectively, (a) any filings or other actions in any jurisdiction outside of the United States or required by the Applicable Law of any jurisdiction outside of the United States (including any execution or delivery of any security or pledge agreement governed by the laws of any jurisdiction outside of the United States) to create or perfect any security interest in assets, including any Intellectual Property registered in any jurisdiction outside of the United States, other than (x) the delivery of stock certificates with respect to pledges of any Foreign Subsidiary, the Equity Interests of which are owned directly by one or more of the U.S. Grantors to the extent such Foreign Subsidiary is required to be pledged as Collateral under the Loan Documents and (y) as reasonably requested by the Administrative Agent, (b) any requirement to obtain bailee waivers, landlord waivers, estoppels or collateral access letters, (c) the execution and delivery of Deposit Account Control Agreements with respect to Excluded Deposit Accounts and Securities Account Control Agreements with respect to Excluded Securities Accounts and (d) any other perfection action as to which the Administrative Agent and a Borrower reasonably determine that the costs of such perfection action with respect to such assets are excessive in relation to the value of the security or other benefit afforded thereby.

“Excluded Securities Account” means, collectively, (a) Securities Accounts established solely for the purpose of funding payroll, payroll taxes, other compensation and wage and benefit programs to employees (including accounts that hold amounts required to be paid in connection with workers compensation claims, unemployment insurance, social security benefits and other similar forms of governmental insurance benefits) or taxes, (b) unless the Administrative Agent has requested (in writing) that the applicable Grantor take applicable non-U.S. perfection steps with respect to any such Securities Account, each Securities Account located outside of the United States and (c) Securities Accounts with a Month-End Balance that, when aggregated with (x) the Month-End Balance of all other Securities Accounts for which Securities Account Control Agreements have not been obtained (other than those specified in clause (a) and (b) and any Securities Accounts held with the Administrative Agent or an Affiliate thereof) and (y) the Month-End Balance of Excluded Deposit Accounts under clause (f)(x) of the definition thereof for which Deposit Account Control Agreements have not been obtained, does not exceed $1,000,000.

“German Borrower” has the meaning assigned thereto in the Statement of Purpose to this Agreement.

“Grantors” means, collectively, the U.S. Grantors and the Non-U.S. Grantor.

“Intellectual Property” means, collectively, all of the following of any U.S. Grantor: (a) all systems software and applications software, all documentation for such software, including, without limitation, user manuals, flowcharts, functional specifications, operations manuals, and all formulas, processes, ideas and know-how embodied in any of the foregoing, (b) concepts, discoveries, improvements and ideas, know-how, technology, reports, design information, trade secrets, practices, specifications, test procedures, maintenance manuals, research and development, (c) Patents and Patent Licenses, Copyrights and Copyright Licenses, Trademarks and Trademark Licenses, and (d) other licenses to use any of the items described in the foregoing clauses (a), (b), and (c).

“Issuer” means any issuer of any Pledged Equity Interests (including, without limitation, any “Issuer”, as defined in the UCC).

“Non-U.S. Grantor” has the meaning assigned thereto in the Preamble to this Agreement.

“Non-U.S. Grantor Collateral” has the meaning assigned thereto in Section 2.2.

“Partnership/LLC Agreement” means any limited liability company agreement, operating agreement, membership agreement, partnership agreement or similar agreement relating to any Partnership/LLC Interests included in the Collateral.

“Partnership/LLC Interests” means, with respect to any Grantor, the entire partnership interest, membership interest or limited liability company interest, as applicable, of such Grantor in each partnership, limited partnership or limited liability company owned thereby, including, without limitation, such Grantor’s capital account, its interest as a partner or member, as applicable, in the net cash flow, net profit and net loss, and items of income, gain, loss, deduction and credit of any such partnership, limited partnership or limited liability company, as applicable, such Grantor’s interest in all distributions made or to be made by any such partnership, limited partnership or limited liability company, as applicable, to such Grantor and all of the other economic rights, titles and interests of such Grantor as a partner or member, as applicable, of any such partnership, limited partnership or limited liability company, as applicable, whether set forth in the partnership agreement, membership agreement, limited liability company agreement or operating agreement, as applicable, of such partnership, limited partnership or limited liability company, as applicable, by separate agreement or otherwise.

“Patent License” means any written agreement now or hereafter in existence providing for the grant by or to any U.S. Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 3.8.

“Patents” means collectively, all of the following of any U.S. Grantor: (a) all patents, all inventions and patent applications anywhere in the world, including, without limitation, those listed on Schedule 3.8, (b) all reissues, extensions, continuations (in whole or in part) and renewals of any of the foregoing, (c) all income, royalties, damages or payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present or future infringements of any of the foregoing, (d) the right to sue for past, present and future infringements of any of the foregoing and (e) all rights corresponding to any of the foregoing throughout the world.

“Pledged Equity Interests” means, any Investment Property and Partnership/LLC Interests included in the Collateral.

“PTO” means the United States Patent and Trademark Office.

“Restricted Securities Collateral” has the meaning assigned thereto in Section 5.3.

“Securities Account Control Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Securities Account included in the Collateral (other than any Excluded Securities Account).

“Security Interests” means the security interests granted pursuant to Article II, as well as all other security interests created or assigned as additional security for any of the ADVA Obligations pursuant to the provisions of any Loan Document.

“Trademark License” means any written agreement now or hereafter in existence providing for the grant by or to any U.S. Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 3.8.

“Trademarks” means, collectively, all of the following of any U.S. Grantor: (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade styles, service marks, logos, other business identifiers, whether registered or unregistered, all registrations and recordings thereof, and all applications in connection therewith (other than each application to register any trademark or service mark prior to the filing under Applicable Law of a verified statement of use for such trademark or service mark) anywhere in the world, including, without limitation, those listed on Schedule 3.8, (b) all reissues, extensions, continuations (in whole or in part) and renewals of any of the foregoing, (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present or future infringements of any of the foregoing, (d) the right to sue for past, present or future infringements of any of the foregoing and (e) all rights corresponding to any of the foregoing (including the goodwill) throughout the world.

“U.S. Grantor Collateral” has the meaning assigned thereto in Section 2.1.

“U.S. Grantors” has the meaning assigned thereto in the Preamble to this Agreement.

“Vehicles” means all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title under any Applicable Law and which cannot be perfected under such Applicable Law unless the applicable security interest is noted on the face of the applicable certificate of title, and all tires and all other appurtenances to any of the foregoing.

SECTION 1.3 Other Definitional Provisions.

(a) Terms defined in the Credit Agreement and not otherwise defined herein shall have the meaning assigned thereto in the Credit Agreement.

(b) The terms of Sections 1.2, 1.6 and 12.14 of the Credit Agreement are incorporated herein by reference as if fully set forth herein; provided that references therein to “Agreement” shall mean this Agreement.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

ARTICLE II

SECURITY INTEREST

SECTION 2.1 Grant of Security Interest (U.S. Grantors). Each U.S. Grantor hereby grants and pledges to the Administrative Agent, for the benefit of itself and the other Secured Parties, a continuing security interest in, all of such U.S. Grantor’s right, title and interest in the following property and such U.S. Grantor’s power to transfer rights in such property, whether now owned or at any time hereafter acquired by such U.S. Grantor or in which such U.S. Grantor now has or at any time in the future may acquire any right, title or interest, or the power to transfer rights therein, and wherever located or deemed located (collectively, the “U.S. Grantor Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the ADVA Obligations:

(a) all Accounts;

(b) all cash and currency;

(c) all Chattel Paper;

(d) all Commercial Tort Claims identified on Schedule 3.6;

(e) all Deposit Accounts;

(f) all Documents;

(g) all Equipment;

(h) all Fixtures;

(i) all General Intangibles;

(j) all Instruments;

(k) all Intellectual Property;

(l) all Inventory;

(m) all Investment Property;

(n) all Letter-of-Credit Rights;

(o) all Securities Accounts;

(p) all other Goods not otherwise described above;

(q) all books and records pertaining to the U.S. Grantor Collateral; and

(r) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing, all Accessions to any of the foregoing and all collateral security and Supporting Obligations given by any Person with respect to any of the foregoing;

provided, that (i) the term “U.S. Grantor Collateral” shall not include, and no Lien or security interest shall be granted or shall attach to, any Excluded Assets and (ii) this Agreement shall not be construed as an assignment of any Intellectual Property.

SECTION 2.2 Grant of Security Interest (Non-U.S. Grantor). The Non-U.S. Grantor hereby grants and pledges to the Administrative Agent, for the benefit of itself and the other Secured Parties, a continuing security interest in, all of such Non-U.S. Grantor’s right, title and interest in the following property and such Non-U.S. Grantor’s power to transfer rights in such property, whether now owned or at any time hereafter acquired by such Non-U.S. Grantor or in which such Non-U.S. Grantor now has or at any time in the future may acquire any right, title or interest, or the power to transfer rights therein, and wherever located or deemed located (collectively, the “Non-U.S. Grantor Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the ADVA Obligations:

(a) all Equity Interests held by such Non-U.S. Grantor in any U.S. Grantor (the “Pledged U.S. Interests”);

(b) the certificates, if any, representing the Pledged U.S. Interests;

(c) all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any Pledged U.S. Interests and all warrants, rights or options issued thereon or with respect thereto;

(d) all books and records pertaining to the Non-U.S. Grantor Collateral; and

(e) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing;

provided, that the term “Non-U.S. Grantor Collateral” shall not include, and no Lien or security interest shall be granted or shall attach to, any Excluded Assets.

Notwithstanding anything to the contrary contained in this Agreement, all representations, warranties, covenants and other provisions of this Agreement shall apply to the Non-U.S. Grantor only with respect to the Non-U.S. Grantor Collateral, and the grant of security interests by the Non-U.S. Grantor hereunder shall be limited to the Non-U.S. Grantor Collateral.

SECTION 2.3 Grantors Remain Liable. Anything herein to the contrary notwithstanding: (a) each Grantor shall remain liable to perform all of its duties and obligations under the contracts and agreements included in the Collateral to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent or any other Secured Party of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, (c) the Administrative Agent and each other Secured Party shall not have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, and shall not be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder, and (d) neither the Administrative Agent nor any other Secured Party shall have any liability in contract or tort for any Grantor’s acts or omissions

SECTION 2.4 Security Interest Absolute.

(a) All rights of the Administrative Agent and the other Secured Parties and the Liens and Security Interests hereunder, and all of the ADVA Obligations of the Grantors hereunder to the extent permitted by Applicable Law, shall be absolute and unconditional, irrespective of, and unaffected by:

(i) the genuineness, legality, validity, regularity, enforceability or any future amendment or modification of, or change in, or supplement to, the Credit Agreement, any other Loan Document or any other agreement, document or instrument to which any Grantor or any of their respective Subsidiaries or Affiliates is or may become a party (including any increase in the ADVA Obligations resulting from any extension of additional credit or otherwise);

(ii) any extension or waiver of the time for performance by any Grantor or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under a Loan Document, or waiver of such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(iii) the taking and holding of security or collateral for the payment of the ADVA Obligations or the sale, exchange, release, disposal of, or other dealing with, any property pledged, mortgaged or conveyed, or in which the Administrative Agent or the other Secured Parties have been granted a Lien, to secure any Indebtedness of any Grantor or any other guarantor to the Administrative Agent or the other Secured Parties;

(iv) the release of anyone who may be liable in any manner for the payment of any amounts owed by any Grantor to the Administrative Agent or any other Secured Party;

(v) any action under or in respect of the Credit Agreement or any other Loan Document, in the exercise of any remedy, power or privilege contained therein or available to any of them at law, in equity or otherwise, or waiver or refraining from exercising any such remedies, powers or privileges (including any manner of sale, disposition or any application of any sums by whomever paid or however realized to any ADVA Obligations owing by any Grantor to the Administrative Agent or any other Secured Party in such manner as the Administrative Agent or any other Secured Party shall determine in its reasonable discretion);

(vi) the absence of any action to enforce this Agreement, any other Loan Document or the waiver or consent by the Administrative Agent or any other Secured Party with respect to any of the provisions of this Agreement, the Credit Agreement or any other Loan Document;

(vii) the existence, value or condition of, or failure to perfect its Lien against, any Collateral or any other security for or guaranty of the ADVA Obligations or any action, or the absence of any action, by the Administrative Agent or any other Secured Party in respect of such security or guaranty (including, without limitation, the release of any such security or guaranty); and

(viii) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than the defense of payment in full).

(b) Each Grantor represents, warrants and agrees that the ADVA Obligations and its obligations under this Agreement and the other Loan Documents to which it is a party are not and shall not be subject to any counterclaims, offsets or defenses of any kind (other than the defense of payment in full) against the Administrative Agent, the other Secured Parties or any other Grantor whether now existing or which may arise in the future.

(c) Each Grantor hereby agrees and acknowledges that the ADVA Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Agreement, and all dealings among any of the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Fourth Amendment and to induce the Secured Parties to make their respective Extensions of Credit to the German Borrower, each Grantor hereby represents and warrants (subject to the last paragraph of Section 2.2) to the Administrative Agent and each other Secured Party that:

SECTION 3.1 Perfected Liens.

(a) Each UCC financing statement naming any Grantor as a debtor and the Administrative Agent as secured party is in appropriate form for filing in the appropriate offices of the states specified on Schedule 3.3 (as such schedule shall be updated from time to time pursuant to Section 4.3) and contains an adequate description of the Collateral for purposes of perfecting a security interest in such Collateral to the extent that a security interest therein may be perfected by filing pursuant to the UCC. The Security Interests granted pursuant to this Agreement constitute valid and enforceable security interests in all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, as collateral security for the ADVA Obligations, subject to Permitted Liens.

(b) When the aforementioned financing statements shall have been filed in the offices specified in Schedule 3.3, the Security Interest will constitute a perfected security interest in all right, title and interest of the applicable Grantor named as debtor in such financing statement in the Collateral described therein, and the power to transfer rights in such Collateral, in each case to the extent that a security interest therein may be perfected by filing pursuant to the UCC prior to all other Liens and rights of others therein, except for Permitted Liens.

(c) When the applicable Grantor shall have delivered any Instruments, Tangible Chattel Paper, money or Certificated Securities (together with an Effective Endorsement and Assignment in the case of Instruments and Certificated Securities) to the Administrative Agent, the Security Interest will constitute a perfected security interest in all right, title and interest of the applicable Grantor in such Instruments, Tangible Chattel Paper, money or Certificated Securities, and the power to transfer rights in such Instruments, Tangible Chattel Paper, money or Certificated Securities, prior to all other Liens and rights of others therein and subject to no adverse claims, except for Permitted Liens.

(d) When the applicable Controlled Depositary, the Administrative Agent and the applicable U.S. Grantor have entered into a Deposit Account Control Agreement with respect to each Deposit Account included in the U.S. Grantor Collateral, the Security Interest will constitute a perfected security interest in all right, title and interest of the applicable U.S. Grantor in such Deposit Account, and the power to transfer rights in such Deposit Account, in each case prior to all other Liens and rights of others therein and subject to no adverse claims, except for Permitted Liens.

(e) When the applicable Controlled Intermediary, the Administrative Agent and the applicable U.S. Grantor have entered into a Securities Account Control Agreement with respect to each Securities Account included in the U.S. Grantor Collateral, the Security Interest will constitute a perfected security interest in all right, title and interest of the applicable U.S. Grantor in such Securities Account, and the power to transfer rights in such Securities Account, in each case prior to all other Liens and rights of others therein and subject to no adverse claims, except for Permitted Liens.

SECTION 3.2 Title, No Other Liens; Conduct of Business. Except for the Security Interests, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims, other than Permitted Liens. No Grantor has Authenticated any agreement authorizing any secured party thereunder to file a financing statement, except to perfect Permitted Liens. Except to the extent permitted by Section 4.6, no Collateral is in the possession of, or subject to Control by, any Person asserting any claim thereto or security interest therein, except that (a) the Administrative Agent, or its designee, may have possession or Control as contemplated hereby, (b) a depositary bank may, to the extent constituting a Permitted Lien, have Control of a Deposit Account owned by a Grantor at such depositary bank, (c) a Securities Intermediary may, to the extent constituting a Permitted Lien, have Control of a Securities Account owned by a Grantor at such Securities Intermediary and (d) a landlord, bailee, warehouseman or any consignee may have possession of such Collateral.

SECTION 3.3 State of Organization; Location of Inventory, Equipment and Fixtures; other Information.

(a) As of the Effective Date, the exact legal name, taxpayer identification number (solely with respect to each U.S. Grantor), and, to the extent applicable, Registered Organization number of such Grantor is set forth on Schedule 3.3. As of the Effective Date, each U.S. Grantor is a Registered Organization organized under the laws of the state identified on Schedule 3.3 for such U.S. Grantor.

(b) As of the Effective Date, all U.S. Grantor Collateral consisting of Inventory, Equipment and Fixtures is located at the locations specified on Schedule 3.3, except (i) Inventory which is, in the ordinary course of business, in transit, (ii) Equipment and Inventory in the hands of employees, consultants or customers in the ordinary course of business, including, without limitation, computer equipment, (iii) Equipment out for repair, (iv) other Equipment and Inventory with an aggregate value less than $500,000 or (v) as otherwise permitted hereunder.

(c) As of the Effective Date (i) the principal place of business, chief executive office and office where such Grantor keeps its books and records relating to the Accounts, Documents, General Intangibles, Instruments and Investment Property in which it has any interest is located at the locations specified on Schedule 3.3 under such U.S. Grantor’s name, (ii) no U.S. Grantor has any other places of business except those separately set forth on Schedule 3.3 under such U.S. Grantor’s name and (iii) except as disclosed on Schedule 3.3 under such U.S. Grantor’s name, no U.S. Grantor has acquired any Person or the Equity Interests of any Person, assets constituting a division or line of business or other assets with a value in excess of $5,000,000 from any Person, other than assets acquired in the ordinary course of such U.S. Grantor’s business from a Person engaged in the business of selling goods of such kind, during the past five (5) years.

SECTION 3.4 Accounts; Receivables. To each U.S. Grantor’s knowledge, no Account Debtor has any defense, set-off, claim or counterclaim against any U.S. Grantor that can be asserted against the Administrative Agent, whether in any proceeding to enforce the Administrative Agent’s rights in the Accounts included in the U.S. Grantor Collateral, or otherwise, except for defenses, setoffs, claims or counterclaims that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.5 Chattel Paper. As of the Effective Date, except as set forth on Schedule 3.5, such U.S. Grantor does not hold any Chattel Paper in excess of $500,000 individually in value.

SECTION 3.6 Commercial Tort Claims. As of the Effective Date hereof, except as set forth on Schedule 3.6, such U.S. Grantor does not hold any Commercial Tort Claims in excess of $1,000,000 individually in value.

SECTION 3.7 Deposit Accounts and Securities Accounts. As of the Effective Date, all Deposit Accounts (designating any Excluded Deposit Accounts) and Securities Accounts (designating any Excluded Securities Accounts) of each U.S. Grantor are listed on Schedule 3.7.

SECTION 3.8 Intellectual Property.

(a) As of the Effective Date, (i) all Copyrights owned by such U.S. Grantor in its own name and registered with the United States Copyright Office or subject of pending applications filed for registration with the United States Copyright Office, Patents owned by such U.S. Grantor in its own name and issued by the PTO or the subject of pending applications filed with the PTO, and all Trademarks owned by such U.S. Grantor in its own name and registered with the PTO or the subject of pending applications filed for registration with the PTO are listed on Schedule 3.8 and (ii) all Copyright Licenses, Patent Licenses and Trademark Licenses held by such U.S. Grantor are listed on Schedule 3.8.

(b) On the Effective Date, none of the Intellectual Property owned by such U.S. Grantor is the subject of any licensing or franchise agreement pursuant to which such U.S. Grantor is the licensor or franchisor that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.9 Inventory. Except as could not reasonably be expected to have a Material Adverse Effect, U.S. Grantor Collateral consisting of Inventory is of good and merchantable quality, free from any material defects. To the knowledge of such U.S. Grantor, none of such Inventory is subject to any licensing, Patent, Trademark, trade name or Copyright with any Person that restricts any U.S. Grantor’s ability to manufacture and/or sell such Inventory.

SECTION 3.10 Pledged Equity Interests.

(a) As of the Effective Date, all Pledged Equity Interests are listed on Schedule 3.10.

(b) All Pledged Equity Interests (i) have been duly and validly issued and, if applicable, are fully paid and non-assessable, (ii) are beneficially owned as of record by such Grantor and (iii) constitute all the issued and outstanding shares of all classes of the Equity Interests or Partnership/LLC Interests of such Issuer issued to such Grantor.

(c) As of the Effective Date and other than as set forth on Schedule 3.10, none of the Partnership/LLC Interests that are Pledged Equity Interests (i) are dealt in or traded on a Securities exchange or in Securities markets, (ii) by their terms expressly provide that they are Securities governed by Article 8 of the UCC or (iii) are Investment Company Securities.

(d) No consent, approval or action by any other party, including, without limitation, any other party to any Partnership/LLC Agreement included in the Collateral or otherwise, shall be necessary to permit the Secured Parties to be substituted as a member, manager or partner thereunder and to receive the full benefits of all rights of a member, manager or partner thereunder (including, without limitation, all voting rights and rights of an economic interest holder) in the exercise of its rights and remedies hereunder except for consents, approvals or actions that have been obtained, or taken, and are in full force and effect.

SECTION 3.11 Instruments. As of the Effective Date, all Instruments held by such U.S. Grantor and all Promissory Notes or other evidence of Indebtedness payable to such U.S. Grantor having a face amount in excess of $1,000,000 are listed on Schedule 3.11.

ARTICLE IV

COVENANTS

Until the ADVA Obligations (other than contingent indemnification obligations) shall have been paid in full by the German Borrower (or by any ADVA Subsidiary Guarantor or ADVA Subsidiary Guarantors following the exercise of remedies pursuant to Section 10.2 of the Credit Agreement) and the termination of the Revolving Credit Commitments under the German Borrower Sublimit pursuant to Section 2.5(a) of the Credit Agreement (or pursuant to Section 10.2(a) of the Credit Agreement), unless consent has been obtained in the manner provided for in Section 7.2, each Grantor covenants and agrees (subject to the last paragraph of Section 2.2) that:

SECTION 4.1 Maintenance of Perfected Security Interest; Further Information.

(a) Such Grantor shall maintain the Security Interest created by this Agreement as a first priority perfected Security Interest (subject only to Permitted Liens) and shall defend such Security Interest against the claims and demands of all Persons whomsoever (other than the holders of Permitted Liens). Notwithstanding anything else in this Agreement to the contrary, no Grantor shall be required to take any Excluded Perfection Actions.

(b) Such Grantor will furnish to the Administrative Agent upon the reasonable request of the Administrative Agent, from time to time, statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection therewith as the Administrative Agent or such Lender may reasonably request, all in reasonable detail.

SECTION 4.2 Maintenance of Insurance. Such Grantor shall maintain insurance covering the Collateral in accordance with the provisions of Section 8.6 of the Credit Agreement.

SECTION 4.3 Changes in Locations; Changes in Name or Structure. No Grantor will change its name, identity, organizational type, or jurisdiction of organization, and no U.S. Grantor will change the location of its chief executive office or principal place of business (or the location where any Grantor maintains its books and records relating to Accounts, Documents, General Intangibles, Instruments and Investment Property in which it has any interest) from that identified on Schedule 3.3, in each case unless it has (a) given at least five (5) Business Days’ prior written notice to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion) of such change and (b) delivered to the Administrative Agent (i) all additional financing statements (executed if necessary for any particular filing jurisdiction) and other instruments and documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the Security Interests and (ii) a written supplement to the Schedules of this Agreement.

SECTION 4.4 Required Notifications. Such Grantor (or a Borrower, on behalf of such Grantor) shall, within ten (10) days (a) notify the Administrative Agent, in writing, of the acquisition or ownership by such Grantor of (to the extent constituting Collateral) any (i) Commercial Tort Claim in excess of $1,000,000, (ii) Investment Property, (iii) Deposit Account (other than Excluded Deposit Accounts) or any Excluded Deposit Account ceasing to be an Excluded Deposit Account, (iv) Securities Account (other than Excluded Securities Accounts) or any Excluded Securities Account ceasing to be an Excluded Securities Account, or (v) of the items set forth in Section 4.5 with a respective value in excess of the amounts set forth therein, in each case, after the date hereof and (b) in the case of an event described in clause (a) of this Section, deliver to the Administrative Agent a written supplement to the relevant Schedule of this Agreement.

SECTION 4.5 Delivery Covenants.

(a) To the extent constituting Collateral, such Grantor will, within ten (10) days (or such longer period agreed to by the Administrative Agent in its reasonable discretion) after acquisition thereof, deliver and pledge to the Administrative Agent, for the benefit of the Secured Parties, all of such Grantor’s (i) Certificated Securities, (ii) Partnership/LLC Interests evidenced by a certificate, (iii) Documents with a value in excess of $1,000,000, (iv) Tangible Chattel Paper with a value in excess of $1,000,000, (v) Supporting Obligations with a value in excess of $1,000,000 and (vi) all Instruments with a value in excess of $1,000,000, together in each case with an Effective Endorsement and Assignment.

(b) If at any time any of the Partnership/LLC Interests included in the Collateral (i) are dealt in or traded on a securities exchange or in securities markets, (ii) by their terms expressly provide that they are Securities governed by Article 8 of the UCC, (iii) are Investment Company Securities or (iv) are held in a Securities Account, the applicable Grantor shall notify the Administrative Agent and, upon the request of the Administrative Agent, certificate such Partnership/LLC Interests and deliver such certificates to the Administrative Agent, together with an Effective Endorsement and Assignment.

SECTION 4.6 Account Control Agreements.

(a) Within sixty (60) days (or such longer period agreed to by the Administrative Agent in its sole discretion) after (1) the Effective Date, with respect to Deposit Accounts owned by a U.S. Grantor as of the Effective Date, (2) the creation or acquisition of such Deposit Account, with respect to Deposit Accounts acquired by a U.S. Grantor after the Effective Date or (3) the date that such Deposit Account of such U.S. Grantor ceases to be an Excluded Deposit Account, with respect to any Deposit Account owned by a U.S. Grantor that ceases to be an Excluded Deposit Account after the Effective Date (in each case of clauses (1) through (3), other than Excluded Deposit Accounts or Deposit Accounts held with the Administrative Agent), such U.S. Grantor (x) in the case of any such Deposit Account located in the United States, shall instruct (and otherwise use its commercially reasonable efforts to cause) each depositary bank (other than the Administrative Agent) holding such Deposit Account, to execute and deliver a Deposit Account Control Agreement (any such depositary bank executing and delivering any such Deposit Account Control Agreement, a “Controlled Depositary”) and (y) in the case of any such Deposit Account located outside of the United States, shall, solely to the extent reasonably requested in writing by the Administrative Agent, use commercially reasonable efforts to take applicable perfection steps in such non-U.S. jurisdiction with respect to such Deposit Account.

(b) Within sixty (60) days (or such longer period agreed to by the Administrative Agent in its sole discretion) after (1) the Effective Date, with respect to Securities Accounts owned by a U.S. Grantor as of the Effective Date, (2) the creation or acquisition of such Securities Account, with respect to Securities Accounts acquired by a U.S. Grantor after the Effective Date or (3) the date that such Securities Account of such U.S. Grantor ceases to be an Excluded Securities Account, with respect to any Securities Account owned by a U.S. Grantor that ceases to be an Excluded Securities Account after the Effective Date (in each case of clauses (1) through (3), other than Excluded Securities Accounts or Securities Accounts held with the Administrative Agent), such U.S. Grantor (x) in the case of any such Securities Account located in the United States, shall instruct (and otherwise use its commercially reasonable efforts to cause) each Securities Intermediary (other than the Administrative Agent) holding such Securities Account, to execute and deliver a Securities Account Control Agreement (any such depositary bank executing and delivering any such Securities Account Control Agreement, a “Controlled Intermediary”) and (y) in the case of any such Securities Account located outside of the United States, shall, solely to the extent reasonably requested in writing by the Administrative Agent, use commercially reasonable efforts to take applicable perfection steps in such non-U.S. jurisdiction with respect to such Securities Account.

(c) Subject to the timeframes set forth in clauses (a) and (b) above (subject in each case to the ability of the Administrative Agent to agree to a longer period set forth therein), all Deposit Accounts located in the United States (other than Excluded Deposit Accounts) and all Securities Accounts located in the United States (other than Excluded Securities Accounts) will be maintained with the Administrative Agent or a Controlled Depositary or a Controlled Intermediary, as applicable, in each case unless otherwise agreed by the Administrative Agent in its reasonable discretion.

SECTION 4.7 Filing Covenants. Pursuant to Section 9-509 of the UCC and any other Applicable Law, such Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Administrative Agent determines necessary or appropriate to perfect the Security Interests of the Administrative Agent under this Agreement. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of Collateral that describes such property in any other manner as the Administrative Agent may determine, in its reasonable discretion, is necessary, advisable or prudent to ensure the perfection of the Security Interest in the Collateral granted herein, including, without limitation, (x) in the case of a U.S. Grantor, describing such property as “all assets,” “all personal property” or words with similar effect, (y) in the case of a Non-U.S. Grantor, describing such property as “all equity interests of each U.S. entity that is a guarantor, including, but not limited to, ADVA NA Holdings, Inc., a Delaware corporation, and Adtran Networks North America, Inc., a Delaware corporation, whether now owned or hereafter acquired” or words with similar effect.

SECTION 4.8 [Reserved].

SECTION 4.9 Intellectual Property.

(a) Whenever any U.S. Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the PTO, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such U.S. Grantor shall report such filing to the Administrative Agent and provide the Administrative Agent with a written supplement to Schedule 3.8 of this Agreement on each date a Compliance Certificate is to be delivered pursuant to Section 8.2(a) of the Credit Agreement or, if an Event of Default has occurred and is continuing, more frequently if requested by the Administrative Agent (which time period may be extended by the Administrative Agent in its sole discretion by written notice to such U.S. Grantor). Upon request of the Administrative Agent, such U.S. Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the security interest of the Secured Parties in any material Copyright, Patent or Trademark and the goodwill and General Intangibles of such U.S. Grantor relating thereto or represented thereby.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, such U.S. Grantor (either itself or through licensees) (i) will use each registered Trademark (owned by such U.S. Grantor) and Trademark for which an application (owned by such U.S. Grantor) is pending, to the extent reasonably necessary to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) will maintain products and services offered under such Trademark at a level substantially consistent with the quality of such products and services as of the date hereof, (iii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark could reasonably be expected to become invalidated or impaired in any way, (iv) will not do any act, or knowingly omit to do any act, whereby any issued Patent owned by such U.S. Grantor would reasonably be expected to become forfeited, abandoned or dedicated to the public, (v) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any registered Copyright owned by such U.S. Grantor or Copyright for which an application is pending (owned by such U.S. Grantor) could reasonably be expected to become invalidated or otherwise impaired and (vi) will not (either itself or through licensees) do any act whereby any material portion of such Copyrights may fall into the public domain.

(c) Such U.S. Grantor will notify the Administrative Agent promptly if it knows, or has reason to know, that any application or registration relating to any Intellectual Property owned by such U.S. Grantor may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the PTO, the United States Copyright Office or any court or tribunal in any country) regarding such U.S. Grantor’s ownership of, or the validity of, any Intellectual Property owned by such U.S. Grantor or such U.S. Grantor’s right to register the same or to own and maintain the same, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

(d) Each U.S. Grantor shall use commercially reasonable efforts, to the extent necessary or reasonably economically desirable in the operation of such U.S. Grantor’s business, to protect Intellectual Property owned by any U.S. Grantor against any infringement or misappropriation.

SECTION 4.10 Pledged Equity Interests.

(a) Without the prior written consent of the Administrative Agent, no Grantor will (i) vote to enable, or take any other action to permit, any applicable Issuer to issue any Pledged Equity Interests, except for those additional Pledged Equity Interests that will be subject to the Security Interest granted herein in favor of the Secured Parties in accordance with the provisions of this Agreement, or (ii) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any Pledged Equity Interests or Proceeds thereof, except as permitted by Section 9.10 of the Credit Agreement. The Grantors will defend the right, title and interest of the Administrative Agent in and to any Pledged Equity Interests against the claims and demands of all Persons whomsoever.

(b) If any Grantor shall become entitled to receive or shall receive (i) any Certificated Securities included in the Collateral (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the ownership interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Pledged Equity Interests, or otherwise in respect thereof, or (ii) during the continuance of an Event of Default, any sums paid upon or in respect of any Pledged Equity Interests upon the liquidation or dissolution of any Issuer, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties, segregated from other funds of such Grantor, and promptly deliver the same to the Administrative Agent, on behalf of the Secured Parties, in accordance with the terms hereof.

(c) Subject to Section 7.16, each Grantor that is a party to any Partnership/LLC Agreement hereby consents to the pledge by the Grantors of their Partnership/LLC Interests hereunder as necessary so that, upon the occurrence and during the continuance of an Event of Default, the Secured Parties or their respective designees shall have the right (but not the obligation) to be substituted for the applicable Grantor as a member, manager or partner under the applicable Partnership/LLC Agreement and the Secured Parties shall have all rights, powers and benefits of such Grantor as a member, manager or partner, as applicable, under such Partnership/LLC Agreement (which for the avoidance of doubt, such rights, powers and benefits of a substituted member shall include all voting and other rights and not merely the rights of an economic interest holder).

SECTION 4.11 Further Assurances. Upon the request of the Administrative Agent and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, all applications, certificates, instruments, registration statements, and all other documents and papers the Administrative Agent may reasonably request and as may be required by law in connection with the obtaining of any consent, approval, registration, qualification, or authorization of any Person deemed necessary or appropriate for the effective exercise of any rights under this Agreement.

ARTICLE V

REMEDIAL PROVISIONS

SECTION 5.1 General Remedies. Upon the occurrence and during the continuance of any Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, on behalf of the Secured Parties, enforce against the Grantors their obligations and liabilities hereunder and exercise such other rights and remedies as may be available to the Administrative Agent hereunder, under the Credit Agreement, the other Loan Documents or otherwise. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by Applicable Law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived to the extent permitted by Applicable Law), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent may disclaim all warranties in connection with any sale or other disposition of the Collateral, including, without limitation, all warranties of title, possession, quiet enjoyment and the like. The Administrative Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by Applicable Law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. To the extent permitted by Applicable Law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by them of any rights hereunder except to the extent any such claims, damages, or demands result solely from the gross negligence or willful misconduct of the Administrative Agent or any other Secured Party (as determined in a final non-appealable judgment of a court of competent jurisdiction), in each case against whom such claim is asserted. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

SECTION 5.2 Specific Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default:

(i) the Administrative Agent may communicate with Account Debtors of any Account subject to a Security Interest and upon the request of the Administrative Agent, each Grantor shall notify (such notice to be in form and substance reasonably satisfactory to the Administrative Agent) its Account Debtors subject to a Security Interest that such Accounts have been assigned to the Administrative Agent, for the benefit of the Secured Parties;

(ii) whenever any Grantor shall receive any cash, money, checks or any other similar items of payment relating to any Collateral (including any Proceeds of any Collateral), subject to the terms of any Permitted Liens, such Grantor agrees that it will, within one (1) Business Day of such receipt, deposit all such items of payment into a cash collateral account at the Administrative Agent (the “Collateral Account”), and until such Grantor shall deposit such cash, money, checks or any other similar items of payment in the Collateral Account, such Grantor shall hold such cash, money, checks or any other similar items of payment in trust for the Administrative Agent and the other Secured Parties and as property of the Secured Parties, separate from the other funds of such Grantor. All such Collateral and Proceeds of Collateral received by the Administrative Agent hereunder shall be held by the Administrative Agent in the Collateral Account as collateral security for all the ADVA Obligations and shall not constitute payment thereof until applied as provided in Section 5.4;

(iii) the Administrative Agent shall have the right to (A) receive any and all cash dividends, payments or distributions made in respect of any Pledged Equity Interests or other Proceeds paid in respect of any such Pledged Equity Interests, and (B) exercise (1) all voting, corporate and other rights pertaining to such Pledged Equity Interests at any meeting of shareholders, partners or members of the relevant Issuers or otherwise and (2) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Equity Interests as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of such Pledged Equity Interests upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate, partnership or limited liability company structure of any Issuer or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Equity Interests, and in connection therewith, the right to deposit and deliver any and all of such Pledged Equity Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine) and (C) at the option of the Administrative Agent and the other Secured Parties, be registered in the name of the Administrative Agent or its nominee, have any or all of any Pledged Equity Interests be registered in the name of the Administrative Agent or its nominee, in each case of clauses (A) through (C) without any liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and the Administrative Agent and the other Secured Parties shall not be responsible for any failure to do so or delay in so doing. In furtherance thereof, each Grantor hereby authorizes and instructs each Issuer with respect to any Pledged Equity Interests to (x) comply with any instruction received by it from the Administrative Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying following receipt of such notice and prior to notice that such Event of Default is no longer continuing, and (y) except as otherwise expressly permitted hereby, pay any dividends, distributions or other payments with respect to any Pledged Equity Interests directly to the Administrative Agent; and

(iv) the Administrative Agent shall be entitled to (but shall not be required to): (A) proceed to perform any and all obligations of the applicable Grantor under any contract and exercise all rights of such Grantor thereunder as fully as such Grantor itself could, (B) do all other acts which the Administrative Agent may deem necessary or proper to protect its Security Interest granted hereunder, provided such acts are not inconsistent with or in violation of the terms of any of the Credit Agreement, of the other Loan Documents or Applicable Law, and (C) sell, assign or otherwise transfer any contract included in the Collateral in accordance with the Credit Agreement, the other Loan Documents and Applicable Law, subject, however, to the prior approval of each other party to such contract, to the extent required under the contract.

(b) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 5.2(a), each Grantor shall be permitted to receive all cash dividends, payments or other distributions made in respect of any Pledged Equity Interests, to the extent permitted in the Credit Agreement, and to exercise all voting and other corporate, company and partnership rights with respect to any Pledged Equity Interests.

SECTION 5.3 Sale of Investment Property or Securities. Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Investment Property or other securities included in the Collateral, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Investment Property or other securities included in the Collateral for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so. Each Grantor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Investment Property or other securities included in the Collateral valid and binding and in compliance with any and all other Applicable Laws; provided, that for avoidance of doubt, no Grantor shall be required to take any action or cause any Issuer to take any action to register any such Investment Property or other securities for sale under the Securities Act or any other federal or state securities law.

SECTION 5.4 Application of Proceeds. If an Event of Default shall have occurred and be continuing, the Administrative Agent may apply all or any part of the Collateral or any Proceeds of the Collateral in payment in whole or in part of the ADVA Obligations (after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements) in accordance with Section 10.4 of the Credit Agreement. Only after (i) the payment by the Administrative Agent of any other amount required by any provision of Applicable Law, including, without limitation, Section 9-610 and Section 9-615 of the UCC and (ii) the payment in full of the ADVA Obligations (other than contingent indemnification obligations) by the German Borrower (or by any ADVA Subsidiary Guarantor or ADVA Subsidiary Guarantors following the exercise of remedies pursuant to Section 10.2 of the Credit Agreement) and the termination of the Revolving Credit Commitments under the German Borrower Sublimit pursuant to Section 2.5(a) of the Credit Agreement (or pursuant to Section 10.2(a) of the Credit Agreement), shall the Administrative Agent account for the surplus, if any, to any Grantor, or to whomever may be lawfully entitled to receive the same (if such Person is not a Grantor).

SECTION 5.5 Waiver, Deficiency. Each Grantor hereby waives, to the extent permitted by Applicable Law, all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any Applicable Law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its ADVA Obligations in full.

ARTICLE VI

THE ADMINISTRATIVE AGENT

SECTION 6.1 Appointment of Administrative Agent as Attorney-In-Fact.

(a) Each Grantor hereby irrevocably constitutes and appoints each of the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, effective upon the occurrence and during the continuation of an Event of Default, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives each of the Administrative Agent and any officer or agent thereof the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following upon the occurrence and during the continuance of an Event of Default:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account or contract subject to a Security Interest or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Account or contract subject to a Security Interest or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property held by a U.S. Grantor, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Secured Parties’ security interest in such Intellectual Property and the goodwill and General Intangibles of such U.S. Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens (other than Permitted Liens) levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in this Agreement, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) ask or make demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (G) license or assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains) constituting Collateral, for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent was the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the other Secured Parties’ Security Interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement in accordance with the provisions of Section 6.1(a).

(c) The expenses of the Administrative Agent incurred in connection with actions taken pursuant to the terms of this Agreement shall be payable by such Grantor to the Administrative Agent in accordance with Section 12.3 of the Credit Agreement.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof in accordance with Section 6.1(a). All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the Security Interests created hereby are released.

SECTION 6.2 Duty of Administrative Agent. The sole duty of Administrative Agent with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. None of the Administrative Agent, any other Secured Party or any of their respective Related Parties shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the interests of the Administrative Agent and the other Secured Parties in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party or any of their respective Related Parties to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their respective Related Parties shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment.

SECTION 6.3 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting from or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement to make any inquiry respecting such authority.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1 Notices. All notices and communications hereunder shall be given to the addresses and otherwise made in accordance with Section 12.1 of the Credit Agreement; provided that notices and communications to the Grantors shall be directed to the Grantors, at the address of the Borrowers set forth in Section 12.1 of the Credit Agreement.

SECTION 7.2 Amendments, Waivers and Consents. None of the terms or provisions of this Agreement may be amended, supplemented or otherwise modified, nor may they be waived, nor may any consent be given, except in accordance with Section 12.2 of the Credit Agreement.

SECTION 7.3 Expenses, Indemnification, Waiver of Consequential Damages, etc.

(a) The Grantors, jointly and severally, shall pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and each other Secured Party in connection with enforcing or preserving any rights under this Agreement to the extent the German Borrower would be required to do so pursuant to Section 12.3 of the Credit Agreement.

(b) The Grantors, jointly and severally, shall pay and shall indemnify each Indemnitee (which for purposes of this Agreement shall include, without limitation, all Secured Parties) against Indemnified Taxes and Other Taxes to the extent the German Borrower would be required to do so pursuant to Section 5.11 of the Credit Agreement.

(c) The Grantors, jointly and severally, shall indemnify each Indemnitee to the extent the German Borrower would be required to do so pursuant to Section 12.3 of the Credit Agreement.

(d) Each Grantor agrees to the provisions of Sections 12.1(b), 12.1(e), 12.3(d) of the Credit Agreement, which are incorporated herein by reference as if fully set forth herein; provided that references therein to “Agreement” shall mean this Agreement.

(e) All amounts due under this Section 7.3 shall be payable promptly after demand therefor.

(f) Each party’s obligations under this Section 7.3 shall survive the termination of the Loan Documents and payment of the obligations thereunder.

SECTION 7.4 Right of Setoff. If an Event of Default shall have occurred and while it is continuing, each Secured Party and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Secured Party or any such Affiliate to or for the credit or the account of such Grantor to the same extent a Lender could do so under Section 12.4 of the Credit Agreement. The rights of each Secured Party and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Secured Party or its respective Affiliates may have. Each Secured Party agrees to notify such Grantor and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 7.5 Governing Law; Jurisdiction; Venue; Service of Process.

(a) Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Submission to Jurisdiction. Each Grantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether relating to this Agreement or the transactions relating hereto in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action, litigation or proceeding relating to this Agreement or any other Loan Document against any Grantor or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Grantor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1 of the Credit Agreement. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 7.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6.

SECTION 7.7 Injunctive Relief. Each Grantor recognizes that, in the event such Grantor fails to perform, observe or discharge any of its obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to the Administrative Agent and the other Secured Parties. Therefore, each Grantor agrees that the Administrative Agent and the other Secured Parties, at the option of the Administrative Agent and the other Secured Parties, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 7.8 No Waiver By Course of Conduct; Cumulative Remedies. The enumeration of the rights and remedies of the Administrative Agent and the other Secured Parties set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent or any other Secured Party of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 7.2), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No delay or failure to take action on the part of the Administrative Agent or any other Secured Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such other Secured Party would otherwise have on any future occasion. No course of dealing between any Grantor, the Administrative Agent or any Secured Party or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any other Loan Document or to constitute a waiver of any Default or Event of Default.

SECTION 7.9 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; except that no Grantor may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and the other Lenders (except as otherwise provided by the Credit Agreement).

SECTION 7.10 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the other Secured Parties are entitled under the provisions of Section 7.3 and any other provision of this Agreement shall continue in full force and effect and shall protect the Administrative Agent and the other Secured Parties against events arising after such termination as well as before.

SECTION 7.11 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 7.12 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in separate counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement or any document or instrument delivered in connection herewith by facsimile or in electronic (i.e. “pdf” or “tif”) form shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

SECTION 7.13 Integration. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, written or oral, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of the Credit Agreement, the provisions of the Credit Agreement shall control, and in the event of any conflict between the provisions of this Agreement and any other Security Documents, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the other Secured Parties in any other Loan Document shall not be deemed a conflict with this Agreement.

SECTION 7.14 Advice of Counsel; No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 7.15 Acknowledgements. Each Grantor hereby acknowledges that (a) it has received a copy of the Credit Agreement and has reviewed and understands the same, (b) neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor and (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Secured Parties or among the Grantors and the Secured Parties.

SECTION 7.16 Releases.

(a) Subject to Section 11.9 of the Credit Agreement, at such time as the ADVA Obligations (other than contingent indemnification obligations) shall have been paid in full in cash by the German Borrower (or by any ADVA Subsidiary Guarantor or ADVA Subsidiary Guarantors following the exercise of remedies pursuant to Section 10.2 of the Credit Agreement) and the termination of the Revolving Credit Commitments under the German Borrower Sublimit pursuant to Section 2.5(a) of the Credit Agreement (or pursuant to Section 10.2(a) of the Credit Agreement), the Collateral shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall automatically terminate, and all rights to the Collateral shall revert to the Grantors.

(b) Subject to Section 11.9 of the Credit Agreement, if any of the Collateral shall be sold or otherwise disposed of by any Grantor in a transaction permitted by the Loan Documents, then the Administrative Agent, at the request and sole expense of such Grantor, shall, within a commercially reasonable period of time, execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable to evidence the release of the Liens created hereby on such Collateral. In the event that all the Equity Interests of any Grantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement, then, at the request of the German Borrower and at the expense of the Grantors, such Grantor shall be released from its obligations hereunder and, at the reasonable request of the Borrower and at the expense of the Grantors, the Administrative Agent shall, within a commercially reasonable period of time, execute and deliver to the Borrowers any releases or other documents reasonably necessary or desirable to evidence such release. For the avoidance of doubt, if any portion of the Collateral later becomes an Excluded Asset, the Liens on such Collateral shall be automatically released without need for further action by any Person; provided that the Borrowers or applicable Grantor shall promptly provide written notice to the Administrative Agent of any Collateral becoming an Excluded Asset, which notice shall include a description of the basis for such Collateral becoming an Excluded Asset.

SECTION 7.17 All Powers Coupled With Interest. All powers of attorney and other authorizations granted to the Secured Parties, the Administrative Agent and any Persons designated by the Administrative Agent or any other Secured Party pursuant to any provisions of this Agreement shall be deemed coupled with an interest and shall be irrevocable so long as any of the ADVA Obligations (other than contingent indemnification obligations) remain unpaid or unsatisfied or any of the Revolving Credit Commitments under the German Borrower Sublimit remain in effect.

SECTION 7.18 Secured Parties. Each Secured Party not a party to the Credit Agreement who obtains the benefit of this Agreement shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of the Credit Agreement, and that with respect to the actions and omissions of the Administrative Agent hereunder or otherwise relating hereto that do or may affect such Secured Party, the Administrative Agent and each of its Affiliates and Related Parties shall be entitled to all of the rights, benefits and immunities conferred under Article XI of the Credit Agreement.

SECTION 7.19 Acknowledgement Regarding Any Supported QFCs. The provisions contained in Section 12.25 of the Credit Agreement shall be applicable to this Agreement and each Joinder Agreement and are hereby incorporated by reference as if fully set forth herein.

[Signature Pages Omitted]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

ADVA NA HOLDINGS, INC., as a U.S. Grantor

By:	/s/ Mathias Petzold
Name:	Mathias Petzold
Title:	Vice President and Secretary

ADTRAN NETWORKS NORTH AMERICA INC., as a U.S. Grantor

By:	/s/ Ryan Schmidt
Name:	Ryan Schmidt
Title:	Vice President

ADTRAN, Inc.

ADVA Domestic Collateral Agreement

Signature Page

ADTRAN NETWORKS SE, as a Non-U.S. Grantor

By:	/s/ Ulrich Maximilian Dopfer
Name:	Ulrich Maximilian Dopfer
Title:	Member of the executive board

By:	/s/ Steven Williams
Name:	Steven Williams
Title:	Authorized Signatory

ADTRAN, Inc.

ADVA Domestic Collateral Agreement

Signature Page

Acknowledged by the Administrative Agent as of the day and year first written above:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Patrick McGovern
Name:	Patrick McGovern
Title:	Senior Vice President

ADTRAN, Inc.

ADVA Domestic Collateral Agreement

Signature Page